EXHIBIT 10.23

Execution Copy

AMENDMENT NO. 1 TO LETTER AGREEMENT

This Agreement to Amend the Letter Agreement is made this 31st day of December, 2007 by and between Bucyrus International, Inc. (the “Company”) and William S. Tate (the “Executive”).

WHEREAS, on August 8, 2007, the Company and the Executive entered into a Letter Agreement (the “Letter Agreement”) with respect to the terms and conditions of the Executive’s employment with the Company, which Letter Agreement provides, among other items, a severance payment of 12 months of the Executive’s base salary if the Company terminates the Executive’s employment without cause or if the Executive resigns upon thirty days advance notice after completing 24 months of service, and that allows the Executive to choose between a cash payment and continued medical coverage upon termination of employment prior to age 65;

WHEREAS, the severance payments and the continued medical coverage provided under the Letter Agreement are considered deferred compensation subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), which was effective January 1, 2005;

WHEREAS, the Company and the Executive desire to amend the Letter Agreement in order to comply with final regulations issued by the Internal Revenue Service under Section 409A of the Code.

NOW, THEREFORE, in consideration of the promises and for the mutual consideration hereinafter set forth and provided in the Letter Agreement, the parties agree as follows:

1.	Effective January 1, 2008, the third paragraph of the letter agreement is amended to read as follows:

Notwithstanding the foregoing, the first six months of severance payments due under the Letter Agreement will be accumulated and paid in a lump sum following the end of a six (6)-month delay which begins upon your Separation from Service. For purposes of this Agreement:

(a) “Separation from Service” means your Termination of Employment, or if you continue to provide services to the Company and its 409A Affiliates following your Termination of Employment, such later date as is considered a separation from service, within the meaning of Code Section 409A, from the Company and its 409A Affiliates. Specifically, if you continue to provide services to the Company or a 409A Affiliate in a capacity other than as an employee, such shift in status is not automatically a Separation from Service.

(b) “Termination of Employment” shall occur when you and the Company reasonably anticipate that no further services will be performed by you for the Company and its 409A Affiliates or that the level of bona fide services that you will perform as an employee of the Company and its 409A Affiliates will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services that you performed (whether as an employee or independent contractor) for the Company and its 409A Affiliates over the immediately preceding thirty-six (36)-month period (or such lesser period of services). Notwithstanding the foregoing, if you take a leave of absence for purposes of military leave, sick leave or other bona fide leave of absence, you will not be deemed to have incurred a Termination of Employment for the first six (6) months of the leave of absence, or if longer, for so long as your right to reemployment is provided either by statute or by contract, including this Agreement; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six (6) months, where such impairment causes you to be unable to perform the duties of your position of employment or any substantially similar position of employment, the leave may be extended for up to twenty-nine (29) months without causing a Termination of Employment.

(c) “409A Affiliate” means a corporation, partnership, joint venture, trust, association or other trade or business that, with the Company, forms part of a controlled group of corporations or group of trades or businesses under common control within the meaning of Code Section 414(b) or (c); provided that the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” each place it appears therein or in the regulations thereunder.

2.	Effective January 1, 2008, the fifth paragraph of the Letter Agreement is replaced in its entirety with the following:

Should either you or the Company terminate your employment prior to age sixty-five (65) for any reason other than for “Cause”, the Company agrees to either (select one):

☐	Enhance your severance payment by an amount equal to the cost of the then in effect monthly COBRA rates, for the active medical plan option in which you and your spouse are enrolled, multiplied by the number of months between the date of your termination and the beginning of the month in which you reach age sixty-five (65). This enhanced severance payment will be paid in a lump sum following the end of the six-month delay which begins upon your Separation from Service; or

☒	From the time of your termination until age sixty-five (65), you may elect for you and your spouse to participate in a medical plan option(s) offered by the Company for active salaried employees. The Company will assume the full cost for this coverage, which will be equal to the COBRA rates for the medical plan in which you enroll, which are adjusted each calendar year until age sixty-five (65).

3.	Except as provided herein, the provisions of the Letter Agreement shall continue in full force and effect. This Amendment may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

EXECUTIVE	BUCYRUS INTERNATIONAL, INC.

/s/ William S. Tate	By:	/s/ T. W. Sullivan
William S. Tate	Name:	Timothy W. Sullivan
	Title:	President & Chief Executive Officer

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